Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE January 29, 2008	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FIRST QUARTER RESULTS

St. Louis, Missouri, January 29, 2008 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its first quarter ended December 31, 2007.  Net earnings for the quarter were $102.6 million, or $1.74 per diluted share, versus net earnings of $122.3 million, or $2.08 per diluted share in the first fiscal quarter of 2007.  The current quarter includes an after-tax expense of $15.5 million, or $0.26 per diluted share, related to the write-up and subsequent sale of inventory purchased in the Playtex Products, Inc. acquisition as well as integration and other realignment costs of $5.2 million, after-tax, or $0.09 per diluted share.  Included in the prior year quarter were charges of $2.3 million, after tax, or $0.04 per diluted share for restructuring projects in Europe.

As previously noted, Energizer’s business and financial results are now reported in two segments:  Household Products and Personal Care.  For the current quarter, net sales increased $230.7 million, or 24%, to $1,189.9 million, due primarily to the acquisition of Playtex Products, Inc. on October 1, 2007, which added $148.5 million to net sales for the quarter, and increased sales in Household Products and the legacy Personal Care businesses.   Segment profit increased $29.5 million, or 13%, to $255.6 million.  On a constant currency basis, sales increased $183.2 million and operating profit increased $3.5 million.  General corporate and other expenses increased $4.7 million and interest and other financing costs increased $25.6 million.

The inclusion of Playtex’s results and the incremental interest expense associated with the financing of the acquisition reduced diluted earnings per share by $0.39 in the quarter, including $0.26 related to the inventory write-up charge and $0.06 related to integration costs.  Absent the inventory write-up and the integration costs, Playtex was $0.07 dilutive for the quarter as incremental financing costs exceeded Playtex operating income for the quarter due in part to the fact that the first quarter is an “off-season” quarter for Sun Care, and Energizer is in the early stages of the Playtex integration.

“I am pleased with our performance during the quarter, as momentum continued in our Household Products segment and we focused our efforts on building a new Personal Care division, consisting of the Schick Wilkinson-Sword and Playtex Products businesses,” said Ward Klein, Chief Executive Officer.  “Within Personal Care, we were able to maintain sales growth while focusing on substantial integration efforts.  The Playtex acquisition was dilutive for the quarter, partially due to acquisition related charges and partially because the December quarter is the slow season for Playtex sun care.  In addition, material costs in Household Products were a significant headwind but have now peaked and will moderate going forward.  Finally, we increased our advertising in both of our legacy businesses, accelerating our long-term brand building activities.”

Mr. Klein continued, “I am optimistic about the outlook for all of our businesses, but fiscal 2008 will be a transition year as we integrate Playtex into Energizer Personal Care while we strive to minimize disruption and continue to support brand building initiatives across all categories.”

Household Products

The Household Products segment, which consists of our global battery and lighting products businesses, had net sales for the first quarter of $789.8 million, an increase of $66.1 million, or 9%.  On a constant currency basis, sales increased $33.1 million, or 4.6%, due to improved pricing and product mix and higher volumes.  Overall pricing and product mix were favorable as price increases in the United States (U.S.) and other markets as well as favorable product mix in lighting products were partially offset by unfavorable package size mix, as growth in larger packs, which sell at lower per unit prices, exceeded smaller pack growth.

Gross profit increased $29.2 million for the quarter due primarily to favorable currency.  On a constant currency basis, gross profit was virtually flat as the contribution of higher sales was offset by higher product costs.  Overall, product cost was unfavorable $38.0 million, primarily on higher material costs.  Segment profit increased $12.4 million, reflecting a $21.7 million currency benefit.  Absent currency, segment profit declined $9.3 million, primarily on higher advertising and promotion.

The United States (U.S.) retail battery category is defined as household batteries (alkaline, carbon zinc, lithium and rechargeable) and specialty batteries.  Consumption in the U.S. retail battery category increased by 5% in dollars for the 12 weeks ending December 29, 2007, versus the same period last year, primarily due to price increases and consumers trading up to performance brands.  Retail consumption of Energizer’s products increased 5% in dollars for the same period.  Retail sales of Energizer MAX grew 4% in the quarter, slightly lower than the overall category, in the face of a sharp increase in competitive activity.  Retail sales of Energizer’s lithium and rechargeable products increased 22% in the quarter while our price-oriented product sales declined 12%.  We experienced similar product mix shift in international markets, reflecting a global movement of consumers trading up to higher performing battery products.

Looking forward, U.S. retail inventories at December 31, 2007, were modestly higher than normal seasonal levels, which we expect to correct in the coming months.  In addition, sales in the March 2007 quarter benefitted from unusually low U.S. retail inventory levels at December 31, 2006, setting up a difficult sales comparison in the March 2008 quarter.  With respect to material costs, zinc costs have peaked and should decline throughout the remainder of the year, however, nickel and certain other commodity costs will remain unfavorable for the next two quarters.  At current forecast levels, we expect total material costs to be unfavorable $10 to $15 million for the remainder of the fiscal year, with comparisons improving as the year progresses.  In addition, we recently announced a 8.5% price increase on our rechargeable products in the U.S. to help offset some higher costs associated with these product lines.

Personal Care

As previously mentioned, Energizer’s acquisition of Playtex was completed on October 1, 2007; therefore, Playtex is not included in the attached historical financial statements prior to the current quarter.  To provide a clearer understanding of the impact of the acquisition on results, the comparison of the current year amounts for the Personal Care segment are versus pro forma results for the quarter ended December 31, 2006 as shown in Note 5 of the Condensed Financial Statements.  Since Playtex acquired Hawaiian Tropic in April 2007, the results for Hawaiian Tropic are not included in the pro forma results in Note 5.

Net sales for the quarter were $400.1 million, an increase of $27.2 million, with currency accounting for $14.6 million of the increase.  On a constant currency basis, sales increased 3% due to increases in all four product categories.  Wet Shave sales increased 1% as higher volumes in disposable razors, Quattro for Women, and Intuition were partially offset by declines in older technology shaving systems and unfavorable price mix due to higher promotional spending on men’s systems.  Quattro Disposable was launched in North America in February 2007 and other markets throughout the remainder of the year.  Skin Care sales increased 20% due to the inclusion of Hawaiian Tropic.  Excluding Hawaiian Tropic, sales declined 7% due to a favorable returns adjustment in the prior year and a continued shift of early season shipments from the December quarter to the March quarter, closer to the sun care season.   Feminine Care sales increased 2% due to growth in plastic applicator tampons, offset by declines in cardboard applicator tampons, reflecting the discontinuation of Beyond.  Within the plastic applicator sub-segment, Sport continued to grow, partially offset by an expected decline in Gentle Glide, as a portion of these consumers shifted to Sport.  Infant Care increased 6% due primarily to improved sales of both disposable and reusable bottles due, in part, to the new Playtex Drop-Ins expandable liners, which launched in August 2007.

Gross profit on a constant currency basis was down slightly, despite higher sales volume, due primarily to the impact of higher promotional spending on men’s systems and, to a lesser extent, unfavorable product mix.  The increase in gross profit resulting from the addition of Hawaiian Tropic in the quarter was offset by a prior year favorable returns provision adjustment in Banana Boat.  The first quarter is a historically low volume quarter for Sun Care.  As a result, adjustments of this nature have a greater impact on the comparative. Segment profit decreased $10.3 million to $72.7 million for the quarter.  On a constant currency basis, segment profit decreased $14.6 million due primarily to higher advertising and promotional spending primarily behind the Quattro Disposables.  In addition, overheads were up for the quarter due largely to increased costs due to the inclusion of the Hawaiian Tropic business and prior year non-recurring gains of more than $3.0 million, including certain property sales, which impacted the comparative.

In the second quarter, Quattro Trimmer will be launching in several markets.  Total advertising and promotion for the Personal Care segment will increase as we support this launch and continue to invest in our categories.   Integration of the Playtex business into the Personal Care division will be a major focal point throughout 2008.  While achievement of some synergies is expected in 2008, we will incur integration costs and, more importantly, our first priority will remain the long-term health of the business.  As noted previously, we anticipate accretion from the acquisition to be modest at first and growing during the latter half of 2008 and 2009.

Other Items

Corporate and other expenses increased $4.7 million as the current quarter included charges of $7.9 million related to the integration of Playtex and other realignment projects versus European restructuring charges of $3.4 million included in the prior year December quarter.

Interest expense increased $22.9 million on higher average borrowings resulting from the Playtex acquisition.  Looking forward, Energizer’s weighted-average interest rate will be 5.9% resulting from higher borrowing spreads partially offset by declining variable interest rate debt.  Other net financing items were unfavorable $2.7 million for the quarter primarily due to exchange losses in the current period compared to exchange gains included in last year’s first quarter.

Amortization expense was $3.5 million, up $2.2 million versus the same quarter in fiscal 2007 as a result of amortization on certain identifiable intangible assets noted in the preliminary asset valuation for the Playtex acquisition.

The income tax rate for the current quarter was down slightly to 30.8% as compared to 31.0% in the corresponding quarter for fiscal 2007.  The current quarter’s tax provision of $45.7 million includes a benefit of $10.4 million associated with the write-up and subsequent sale of inventory acquired in the Playtex acquisition.  Excluding the inventory write-up charge, the current quarter’s tax rate was 32.2%.  The higher tax rate for the quarter is primarily due to a higher mix of earnings from the U.S. with the addition of Playtex.

Capital expenditures and depreciation expense for the quarter were $21.0 million and $32.4 million, respectively.

# # #

Statements in this press release that are not historical, particularly statements regarding anticipated moderation of material costs in Energizer Household Products, the outlook for Energizer’s businesses, estimates of battery category growth, retail consumption and sales of Energizer products and retailer inventory levels, anticipated commodity and material costs for the remainder of the year, the impact of price increases on rechargeable products as an offset to higher costs associated with those products, increases in advertising and promotion expenses for Energizer Personal Care products, timing and extent of synergies and earnings accretion related to the Playtex acquisition, and Energizer’s anticipated weighted average interest rate, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.  General economic conditions, competitive activity and higher than anticipated cost increases could negatively impact results of Energizer’s businesses going forward.  The impact of material and other commodity costs could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control.  Energizer’s estimates of battery category value growth, retailer inventory levels and retail consumption of its battery products are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.  Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying inventories in excess of the Company’s estimates, or if those retailers elect to further contract their inventory levels.  The anticipated benefits of Energizer’s price increases on rechargeable products may not be sufficient to offset greater than anticipated increases in supply costs, and the benefits of such increases may not be realized in the event of consumer resistance, if competitive activity mandates additional promotional spending or a revamping of the pricing structure, or if other operating costs increase unexpectedly. Advertising and promotional spending for Energizer Personal Care could be curtailed in the event of unexpected declines in cash flows, competitive activity, a reconsideration of marketing and promotional objectives for the division, and general economic conditions. The timing and extent of potential synergies and earnings accretion related to the Playtex acquisition may be significantly different from current expectations due to changes in market or competitive conditions, systems or personnel issues, or other operational reasons. Energizer’s anticipated weighted-average borrowing rate could be impacted by increased variable interest rates, or greater than anticipated borrowing spreads for its privately placed notes. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Energizer does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the Year ended September 30, 2007.

ENERGIZER HOLDINGS, INC.
STATEMENTS OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended December 31,
	2007	2006

Net sales	$1,189.9	$959.2

Cost of products sold	653.7	505.0

Gross profit	536.2	454.2

Selling, general and administrative expense	195.7	152.5
Advertising and promotion expense	123.7	87.0
Research and development expense	21.4	16.0
Interest expense	46.7	23.8
Other financing items, net	0.4	(2.3)

Earnings before income taxes	148.3	177.2

Income tax provision	45.7	54.9

Net earnings	$102.6	$122.3

Earnings per share
Basic	$1.79	$2.16
Diluted	$1.74	$2.08

Weighted average shares of common stock - Basic	57.4	56.6
Weighted average shares of common stock - Diluted	59.0	58.7

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
Quarter ending December 31, 2007
(Dollars in millions, except per share data)

1.    Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.      Prior to the acquisition of Playtex , the Company's operations were managed via three major segments; North America Battery (U.S. and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades and related products).  During the current quarter, the Company has revised its operating segment presentation.  Operations for the Company are managed via two major segments - Household Products (battery and lighting products) and Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care).  Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

In accordance with generally accepted accounting principles, Playtex inventory acquired in the Acquisition was valued at its estimated fair value on the Company's September 30, 2007 balance sheet.  Such fair value of inventory is $27 greater than the historical cost basis of such inventory prior to the Acquisition.  This required accounting treatment will reduce gross margin by approximately $27 (compared to historical Playtex cost basis) as the product is sold following the Acquisition.  During the quarter ended December 31, 2007, Cost of Products Sold reflected a $25.9 charge related to the amortization of the inventory write up.  The remaining charge is expected to occur in the second quarter of fiscal 2008.  The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the Acquisition is not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it is a  non-recurring item directly associated with the Playtex acquisition.  Such presentation reflects management's view on how it evaluates segment performance.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world.  Shared functions include product warehousing and distribution, various transaction processing functions, certain environmental activities, and, in some countries, a combined sales force and management.

Historical segment sales and profitability for the quarter ended December 31, 2007 and 2006, respectively, are presented below.  All prior periods have been restated to conform with the current segment presentation.

	Quarter Ended December 31,
Net Sales	2007	2006
Household Products	$789.8	$723.7
Personal Care	400.1	235.5
Total net sales	$1,189.9	$959.2

Profitability
Household Products	$182.9	$170.5
Personal Care	72.7	55.6
Total segment profitability	$255.6	$226.1
General corporate and other expenses	(30.8)	(26.1)
Acquisition inventory valuation	(25.9)	-
Amortization	(3.5)	(1.3)
Interest and other financial items	(47.1)	(21.5)
Earnings before income taxes	$148.3	$177.2

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended December 31,
Net Sales	2007	2006
Alkaline batteries	$497.4	$460.7
Carbon zinc batteries	67.3	74.8
Other batteries and lighting products	225.1	188.2
Wet Shave	251.6	235.5
Skin Care	45.1	-
Feminine Care	56.8	-
Infant Care	46.6	-
Total net sales	$1,189.9	$959.2

3.   Basic earnings per share is based on the average number of common shares during the period.  Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.   The current and prior year quarters include charges of $2.1 and $3.4, respectively, related to European restructuring projects.  These are included in General corporate and other expenses in Note 2 above.

5.   The following table represents the Company’s Unaudited Pro Forma Condensed Combined Statement of Earnings as if the Acquisition occurred at the beginning of each period presented.  Playtex acquired Tiki Hut Holding Company (“Hawaiian Tropic”), owner of the Hawaiian Tropic brand on April 18, 2007.  The Playtex financial statements, and thus, the pro forma results below, reflect the results of Hawaiian Tropic since April 18, 2007.  It includes incremental interest and financing costs related to the Acquisition and purchase accounting adjustments, which are expected to have continuing impact on the combined results, such as depreciation and amortization expense on estimated acquired tangible and intangible assets.  These unaudited pro forma quarterly earnings statements are based on, and should be read in conjunction with the Company's historical consolidated financial statements and related notes, as well as Playtex historical consolidated financial  statements and related notes included in the Form 8-K filing of October 1, 2007, as amended on December 17, 2007.

	Unaudited Pro Forma	Unaudited Pro Forma	Unaudited Pro Forma	Unaudited Pro Forma
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 31,	March 31,	June 30,	September 30,
	2006	2007	2007	2007

Net Customer Sales
Household Products	$723.7	$496.5	$547.8	$608.3
Personal Care	372.9	415.3	487.9	418.0
Total net customer sales	$1,096.6	$911.8	$1,035.7	$1,026.3

Household Products	$170.5	$92.4	$102.3	$107.1
Personal Care	83.0	88.9	68.0	31.3
Total segment profitability	$253.5	$181.3	$170.3	$138.4
General corporate expenses	(31.4)	(30.1)	(33.9)	(42.9)
Acquisition inventory valuation	-	-	(1.5)	(0.4)
Amortization	(3.0)	(3.2)	(3.1)	(3.2)
Interest and other financial items	(50.8)	(48.7)	(46.3)	(46.6)
Total earnings before income taxes	$168.3	$99.3	$85.5	$45.3
Tax provision	51.0	30.9	17.4	(0.2)
Net earnings	$117.3	$68.4	$68.1	$45.5

Basic EPS	$2.07	$1.22	$1.20	$0.80
Diluted EPS	$2.00	$1.17	$1.16	$0.77

Weighted-Average Shares - Basic	56.6	56.3	56.7	57.1
Weighted-Average Shares - Diluted	58.7	58.4	58.7	58.9